TIDAL ETF TRUST 485BPOS

Exhibit 99.(i)(xxxvii)

December 28, 2022

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated October 9, 2020, regarding the sale of an unlimited number of shares of beneficial interest of the Leatherback Long/Short Absolute Return ETF and the Leatherback Long/Short Alternative Yield ETF, each a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.